UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

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CIRCUIT CITY STORES, INC.
(Name of Registrant as Specified in Its Charter)

WATTLES CAPITAL MANAGEMENT, LLC HKW TRUST MARK J. WATTLES JAMES A. MARCUM ELLIOTT WAHLE DON R. KORNSTEIN ANTHONY BERGAMO ALEXANDER M. BOND
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Wattles Capital Management, LLC (“WCM”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of a slate of director nominees at the 2008 annual meeting of shareholders (the “Annual Meeting”) of Circuit City Stores, Inc., a Virginia corporation (“Circuit City”).  WCM has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  The following is a transcript of a television interview on April 14, 2008 between Mark Wattles and Erin Burnett on CNBC.

Erin:  Blockbuster is making a billion dollar plus takeover bid for Circuit City, Circuit City investor Mark Wattles has been agitating for a management change at the very least to try to turn around the second biggest electronics chain in this country.  You saw him last week right here on “Street Signs”, in fact he joined us and said, hey, I’m going to be talking to the board on Friday and then, well, interesting timing.  Mark Wattles, CEO and Chairman of Wattles Capital Management, owner of 6 and a half percent stake of Circuit City, which he has amassed over the past few months is with us.  Mark, good to be with you, you met with the board on Friday and I have to say it’s interesting here that not only do you yourself own some electronics stores, but you also, of course, used to be at Hollywood Video.  Is this your deal?

Mark:  No, this isn’t my deal.  This is Blockbuster’s deal.

Erin:  Alright, so here’s the question though.  Did you sign off on it?  Are you on board?

Mark:  Well, I certainly didn’t sign off on it.  I mean, they’re working, you know, completely independent of me.  I did call Carl Icahn this morning just so I could get confirmation that he was enthusiastic about this and willing to, you know, make sure the financing was put in place for the use of his own capital, which he confirmed with me that that’s the case.  Erin, for me my role here is real simple, and that is I want to do whatever I can to get the highest value possible for my shares and other shareholder shares and the Blockbuster acquisition alternative certainly looks attractive at this point.

Erin:  So six to eight dollars, I mean, well look, when you consider where Circuit City was, you’re happy with that?

Mark:  You know, obviously I want eight and I’m sure they want six.

Erin:  Right.

Mark:  But I - I’m quite confident that if this board of Circuit City will let Blockbuster in to look at the information, that Blockbuster will see the same things that I’ve seen and see there’s significant opportunity for upside here at Circuit City, and hopefully that gets it closer to eight.

Erin:  Alright, and you said you spoke to Mr. Icahn and you believe the financing is in place because that appeared to be the Circuit City concern, hey guys, make sure your ducks are in a row, promise us you can get this done and then we’ll talk.

Mark:  Well, obviously I don’t know that the finances are in place but we all know who Carl Icahn is.  I did get confirmation he supported the transaction and willing, you know, to put up capital to get the transaction done.  Erin, I want to make one other point that people are kind of missing.  Everybody is looking at the debt markets and saying its tough to get financing , but in one of my businesses we just got done financing inventory and in the inventory, you know, market, it’s not - it’s not problematic and Circuit City has 1.576 billion dollars worth of inventory they haven’t borrowed any money against and that’s another source of financing for this transaction.

Erin:  Alright, so you’re saying basically in the world of retail if you borrow against your collateral, right, the goods and the shelves in the back, there’s a market.

Mark:  Exactly.  As a matter of fact, this little business that I’m talking about was able to borrow at the same interest rate as last year and at the same dollar amounts as last year as well, and they are in the middle of that transaction right now.

Erin:  Well, interesting.  Hey, I didn’t expect to get the silver lining out of you, but I think I probably did, at least for the day.  Alright, well, Mark, what is it - what is the vision here?  Obviously there’s a Best Buy near me, competitor of Circuit City.  I went in and they have a huge selection, right, of DVDs, and so it makes sense that you would potentially put Circuit City and Blockbuster together.  I can see that logic.  Is the goal to create basically an entertainment hub?  How would you describe it?

Mark:  Well, you know, I don’t know, because that’s really going to be Jim Keyes’ role.  You know, my perspective is that of a Circuit City shareholder.  Erin, I appreciate being asked that because I’ve got quite a bit of background in the video space.  I can see why Mr. Keyes would be enthusiastic about this transaction.  I can think of a number of things that I think would be synergistic between these two companies, but I’ve not been involved with the process so I’m not sure I can answer exactly what they see as the synergies or what their plans are.

Erin:  Well, I’m sure they’ll put some questions to you since you have so much experience on the electronics and movies side.  One last question for you, on Friday since you met with the board, do you have a sense as to whether they are now more open to agitators like yourself or overtures such as the one from Blockbuster, feel like this is now unsolicited but you get the feeling they’re open to something friendly?

Mark:  I mean, I thought our meeting was fairly productive, but you know, our topic wasn’t the sale of the company because, you know, there wasn’t a buyer at that point in time, but you know, it’s almost irrelevant.  I mean, the shareholders are going to have an opportunity to vote on this transaction one way or the other.  Either this board is going to take it to the shareholders or this board is going to face the shareholders voting to get rid of all of them and then I can assure you that the new board that I put in place will bring this transaction to the shareholders.

Erin:  Alright, well at six and a half shareholder voting it appears to be a yes in principal.  Mark, thanks so much, appreciate it.

Mark:  Thank you.

Item 2:  On April 14, 2008, the Associated Press published the following news story:

Blockbuster Offers to Buy Circuit City
Monday April 14, 4:57 pm ET
By David Koenig, AP Business Writer

Blockbuster Offers More Than $1B for Circuit City, Which Questions Ability to Finance Offer

DALLAS (AP) -- Blockbuster Inc., which has been busy trying to fix its own movie-rental business, is making a hostile takeover bid of just over $1 billion for Circuit City Stores Inc. with dreams of creating a huge chain that would sell electronic gadgets and rent movies and games.

The offer is larger than Blockbuster's entire stock market value, but Chief Executive James Keyes said he was confident his company can swing the deal and that the move has the support of one of his board members, financier Carl Icahn, who could help with financing.

Icahn, Blockbuster's largest shareholder, did not return calls for comment.

Keyes said combining the companies would create a 9,300-store chain that could sell portable devices and entertainment for them, much like Apple Inc.'s stores. The larger Circuit City stores would have movie-rental stores inside, and Blockbuster locations would offer a limited selection of electronics.

News of Blockbuster's bid for Circuit City, valued at up to $1.35 billion, sent the struggling retailer's shares up 27 percent on Monday. Blockbuster shares fell.

Circuit City, the nation's second biggest consumer electronics chain, said it doubted Blockbuster could finance the deal and has resisted opening its books.

Analysts said Blockbuster, which is undergoing its own turnaround effort, could be getting more than it can handle in Circuit City. The chain has been fighting a losing battle against rival Best Buy Inc.

"Blockbuster is not thinking through how difficult the big-ticket consumer-electronics business is. It's pretty audacious ... to the point of potentially reckless," said Michael Pachter, an analyst with Wedbush Morgan Securities.

"Look what happened to CompUSA and Good Guys and Ultimate Electronics," he said, ticking off the names of chains that failed. He said Circuit City could continue losing market share to Best Buy.

BMO Capital Markets downgraded Blockbuster stock. Analyst Jeffrey Logsdon said he couldn't understand the strategic value of a hostile bid for Circuit City. He warned the fight could distract the movie-rental company from its own recovery.

Blockbuster has struggled for several years to compete with cheap DVDs from retailers such as Wal-Mart Stores Inc., video on demand from cable and satellite TV operators, and the by-mail rental service of Netflix Inc.

Since joining Blockbuster last summer, Keyes has dumped online customers who were costing more money than they brought in, and bought Movielink, a digital movie-downloading service operated by major Hollywood studios.

Keyes said the moves were working. He said Monday that the company would report first-quarter net income of $30 million, a dramatic reversal of its loss of $49 million a year ago. Analysts were expecting a profit of about $20 million.

Blockbuster approached Circuit City in December, and sent a letter in February to Circuit City CEO Philip Schoonover offering $6 to $8 per share.

Keyes said he decided to go public Monday with a bid of "at least $6" per share, a 54 percent premium over Circuit City's closing stock price on Friday, after the retailer repeatedly refused to let Blockbuster see its books.

By releasing his exchange with Schoonover, Keyes hoped to persuade Circuit City shareholders to support the bid despite management's reluctance.

Circuit City said it has exchanged information with Blockbuster but wasn't convinced that the movie-rental chain could finance its offer. Circuit City advised its shareholders to take no action until the company board reviews the bid.

Based on Circuit City's 168.4 million shares outstanding at the end of last year, the February offer of $6 to $8 per share valued Circuit City at $1.01 billion to $1.35 billion.

Richmond, Va.-based Circuit City, with about 680 stores, lost its status as No. 1 American consumer electronics chain in the 1990s to Best Buy, which built bigger stores in better locations and operated more efficiently.

Lately, Circuit City has been pinning its recovery on smaller concept stores, cost-cutting and its Firedog tech-service business. The company has laid off 3,400 retail workers and hired lower-paid replacements.

The chain's management has been under pressure from shareholders to do something about a slump that has sent the shares tumbling from over $30 in mid-2006 to a low of $3.44 last month.

The company swung to a profit of $4.85 million for its fiscal fourth quarter due to a $7.3 million tax benefit, but activist shareholder Wattles Capital Management is still seeking better profits and the ouster of Schoonover and the board.

Mark J. Wattles, founder of the Hollywood Entertainment video-rental chain, said Keyes has moved Blockbuster in the right direction "in the face of severe challenges" and could do the same for Circuit City.

"I have never believed that the turnaround at Circuit City was going to be terribly difficult," he said in an interview. "It just needs a better management team to accomplish it, to get it done faster."

Blockbuster said in its February letter it is willing to pursue alternative deal structures which would enable Circuit City shareholders to receive stock. Blockbuster -- worth about $620 million based on Friday's closing stock price -- would expect to fund the takeover through borrowing and by issuing new stock through a rights offering to existing shareholders.

Blockbuster said it requested a response by Feb. 21 but that Circuit City had failed to provide the financial information that the Dallas-based company needed to make a definitive takeover proposal.

Blockbuster is asking for information including Circuit City's long-term corporate strategic plan and outlook, detailed store-level performance figures, and current inventory aging schedules.

Circuit City shares rose $1.07, to $4.97 Monday. Blockbuster shares fell 32 cents, or 10.2 percent, to $2.81.

AP Business Writer Michael Felberbaum in Richmond contributed to this report.

Item 3:  On April 14, 2008, Marketwatch.com published the following news story:

Blockbuster's bid no funding issue, investor says

By Andria Cheng, MarketWatch

Last update: 6:07 p.m. EDT April 14, 2008

NEW YORK (MarketWatch) -- Blockbuster Inc. won't have problems seeking financing to acquire Circuit City in part because billionaire investor Carl Icahn said he would help fund the more than $1 billion bid if needed, according to Mark Wattles, who heads Wattles Capital Management, one of Circuit City's top shareholders.

Wattles Capital Management ranked as the third largest Circuit City shareholder as of February with a 6.5% stake. Wattles said he spoke to Icahn Monday morning after Blockbuster said it would offer to pay at least $6 a share for Circuit City. See full story.

Wattles Capital Management has launched its own proxy fight against Circuit City by nominating a slate of five directors and calling for the electronics retailer to replace its Chief Executive Phil Schoonover.

Circuit City, in its response to Blockbuster (BBI) Monday, raised concerns about how the movie-rental chain, which had only about $184.6 million in cash as of the last quarter, plans to fund the transaction. It also said it wasn't willing to provide Blockbuster with additional due-diligence information until its concerns are addressed.

"Carl was enthusiastic about the transaction and said he was willing to backstop the finance," Wattles said in an interview. "There's lots of capital to borrow from. The company is in play. The Circuit City (CC) board needs to recognize that."

In addition to assurance from Icahn, Blockbuster's largest shareholder, the movie-rental chain also has $1.6 billion in inventory it can borrow against, providing further sources of funding to finance the transaction, Wattles said.

Wattles, who said he's "in favor of" a transaction, said Circuit City is worth more than $6 a share. He met with Circuit City management on Friday and described the meeting as "productive."

He also said Circuit City would benefit from getting access to Blockbuster's management team should a merger occur.

"Blockbuster has great management team," Wattles said. "What Circuit City doesn't have is a good management team. That's the biggest synergy."

Circuit City spokesperson Jackie Forman didn't return a call seeking comment. Icahn wasn't immediately reachable to comment.

Based on 168.4 million Circuit City shares outstanding, Blockbuster's proposal values the electronics retailer at more than $1 billion.

Just about a year ago, Circuit City stock was trading above $19.

Andria Cheng is a MarketWatch reporter based in New York.

Item 4: On April 15, 2008, the Wall Street Journal published the following news story:

A Blockbuster Raid on Circuit City

With Support of Carl Icahn,
Ailing Video-Rental Chain
Bids for Weakened Retailer

By MERISSA MARR and GARY MCWILLIAMS
April 15, 2008; Page B1

When retail veteran Jim Keyes became CEO of Blockbuster Inc. nine months ago, he embarked on a mission to save the video-rental chain from fading into extinction. Monday he unveiled a bet-the-company takeover bid for another troubled retailer, Circuit City Stores Inc.

Mr. Keyes went public with an unsolicited offer of more than $1 billion in cash, or between $6 and $8 a share, for the Richmond, Va., company several months after the two companies began private discussions. Blockbuster said it went public because Circuit City had refused to provide access to its books to allow discussions to move forward.

Circuit City Monday said it would continue to evaluate Blockbuster's bid but urged its shareholders to take no action. "We have a number of questions that have not been answered by Blockbuster," a spokesman said.

The move -- made with the strong backing of Blockbuster's biggest shareholder, activist investor Carl Icahn, and the support of dissident Circuit City shareholder Mark J. Wattles -- set off a furious debate on Wall Street. Blockbuster shares fell 10% as investors questioned how the two companies, which have each seen their stocks plunge sharply in the past year, would be better off together.

Blockbuster's move "borders on being reckless," Wedbush Morgan Securities wrote in a research note, adding that Blockbuster had made good progress in its turnaround in recent months, while Circuit City "appears to be in the middle of a death spiral."

Mr. Keyes argued the $18-billion combination would save money and benefit from offering a broader range of entertainment and products, everything from DVD players and flat-screen TVs to video and game rentals.

The sheer audaciousness of Blockbuster's bid -- its market capitalization of $630 million is smaller than that of Circuit City -- highlights how few options there are for the video chain. The video-rental market has been stagnant for years, as consumers have turned to an ever-growing number of alternatives including mail-order DVDs from Netflix Inc., video-on-demand from cable services, or buying DVDs. Under former Chief Executive John Antioco, Blockbuster tried an array of different diversification strategies, none of which made much impact.

Shahid Khan, a consultant at IBB Consulting Group in Princeton, N.J., said Blockbuster has no choice but to seek a new business. "This [bid] is a clear indication that the DVD rental business is pretty much dead or in the process of dying. Blockbuster has to do something radically different to stay in business."

The bid also shows the influence of Mr. Icahn, who has been actively involved in Blockbuster since winning a proxy battle for board representation in 2005. He is the financing brains behind the deal and has indicated he will arrange the money himself if needed.

"I am more of an operator than a deal maker, and Carl has provided good counsel on how to proceed with the transaction," Mr. Keyes said in an interview Monday.

Also playing a role on the other side of the table is Mr. Wattles, himself a onetime video-rental chain owner who has his own history with Mr. Icahn. Mr. Wattles founded the Hollywood Entertainment video-rental company, which was the target of a bid by Blockbuster in 2004. At the time, Mr. Icahn was a major shareholder in both Hollywood Entertainment and Blockbuster.

Now, Mr. Wattles has launched a proxy battle for Circuit City, seeking to remove the company's CEO, Philip J. Schoonover. Yesterday he said he supported Blockbuster's bid and would press for acceptance of any offer "north of $6 a share."

The bid comes just as Blockbuster emerges from a long stretch of financial turmoil. The company took on a heavy debt load when it was carved off from its former parent Viacom Inc. in 2004.

As of Jan. 6, Blockbuster had outstanding debt of $758 million. Buying Circuit City would likely add significantly to that debt load.

Mr. Wattles said in an interview Monday that he had spoken to Mr. Icahn by phone and the billionaire investor confirmed he would backstop the deal if needed. "He said, 'I'm available to put the capital up in a rights offering,'" said Mr. Wattles. "Carl Icahn can clearly do this transaction. He wants to do the transaction and is excited about it," he continued.

Mr. Icahn couldn't be reached for comment.

His support enabled Blockbuster to make a cash offer, Mr. Keyes said. However, it's unclear how the deal will be structured, and there may end up being a stock component, he said.

Mr. Keyes, who previously headed the convenience-store chain 7-Eleven, was credited with helping revive that company before he retired in 2005. He came out of retirement to join Blockbuster this past July. He focused on slashing costs and making radical changes in Blockbuster's online strategy. He took steps to improve the availability of titles in stores and also added more merchandise for sale.

His efforts showed signs of paying off in the fourth quarter, when net income more than tripled. On Monday, Blockbuster projected first-quarter net income of $30 million, compared with a year-earlier net loss of $49 million.

Circuit City, meanwhile, has been trying to shore up its fading business amid fierce competition from rivals such as Best Buy Co. and Wal-Mart Stores Inc. It replaced thousands of staff with lower-paid employees, a move that hurt its business.

Mr. Keyes said he first approached Circuit City last year as he was casting around for potential partners for Blockbuster. He quickly concluded that a partnership wouldn't be enough to achieve the benefits of a combination, and he brought up the idea of an acquisition.

He argued that cost savings alone justify the deal. They include closing some stores where there is overlap, cutting duplication at each company's head office, delivering products to stores more effectively and teaming up on advertising. The plan is to keep a combination of big-box stores and smaller locations.

Mr. Keyes foresees that within six months of the proposed merger's closing, customers would likely see movie and game rentals available at Circuit City stores. Further down the line, he also sees hardware like portable-media players being sold at Blockbuster locations.

Circuit City seemed open to the offer at first, he said. But as talks progressed the electronics retailer started to drag its feet. Mr. Icahn played a key role in the decision to go public with the bid.

Mr. Keyes described the deal as "game-changing" and said for Circuit City shareholders, the offer is "simply too attractive to ignore."

"Our view of the change that's occurring in consumer electronics and the movie-rental business is one of convergence," Mr. Keyes said. He sees Apple Inc.'s stores as an example of "a user-friendly one-stop shop with solutions for the consumers" that could be a model for Blockbuster-Circuit City combination.

Item 5:  On April 17, 2008, Reuters published the following news story:

Wattles expects win in Circuit City proxy fight

Thu Apr 17, 2008 7:22pm EDT

ATLANTA, April 17 (Reuters) - Mark Wattles, whose investment firm is looking to unseat directors at electronics retailer Circuit City Stores Inc (CC.N: Quote, Profile, Research), said on Thursday that he expects victory in the proxy fight.

"There's no doubt that there will be a change in board members," Wattles told Reuters. "People may question whether all the board members will be removed."

Wattles said he felt the likelihood for board changes at Circuit City has risen in wake of Blockbuster Inc's (BBI.N: Quote, Profile, Research) disclosure earlier this week that the movie rental company had offered as much as $1.3 billion to acquire the retailer.

Wattles Capital Management has nominated five people for Circuit City's board. The annual meeting is set for June.

Wattles said shareholders faced with the opportunity to receive a significant premium to the current Circuit City share price would be more likely to vote to replace the board.

Circuit City's stock eased 11 cents, or 2.4 percent, to $4.55 on the New York Stock Exchange on Thursday. On Monday, when Blockbuster disclosed its interest, the shares closed at $4.97.

Wattles, the founder of Hollywood Entertainment Corp, has also called for the ouster of Circuit City Chairman Philip Schoonover. His firm owns about 6.5 percent of Circuit City's stock.

Blockbuster's proposal to buy Circuit City drew criticism from analysts who follow both companies. They questioned the strategic fit of the two companies and how the acquisition would be financed.

The movie rental company said that billionaire investor Carl Icahn, a Blockbuster shareholder, supported its bid and could help finance it.

Circuit City responded that while it was open to further talks with Blockbuster, it was unwilling to let the company examine its financial books. It added that Blockbuster has been unable to satisfy concerns that it could finance the proposed deal, and a spokesman had no additional comment on Thursday.

Wattles reiterated that he had spoken with Icahn, who had said he was willing to support the Blockbuster bid. Wattles said he didn't know of the $6-to-$8-a-share offer prior to the public disclosure.

"At a price point somewhere between $6 and $8, I would be a 'yes' vote," Wattles said.

(Reporting by Karen Jacobs, editing by Richard Chang)

About Wattles Capital Management, LLC

Wattles Capital Management, LLC ("WCM") makes public and private investments primarily in retail, entertainment and consumer products companies where it sees the potential to increase value through growth or an operating turnaround. WCM was founded and is managed by Mark Wattles, the founder, Chairman and CEO responsible for building more than 2,000 Hollywood Videos and 700 Game Crazy stores before selling the Company for approximately $1.25 billion in April 2005. WCM has an operating group that has significant expertise in managing rapid growth and turnaround situations. As such, WCM is well-positioned to invest in companies that it believes require more active involvement in order to realize value. In addition to its significant position in Circuit City Stores, Inc., WCM owns and operates a chain of consumer electronics superstores operating under the name Ultimate Electronics.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Wattles Capital Management, LLC ("WCM"), together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and accompanying proxy card to be used to solicit votes for the election of its slate of director nominees at the 2008 annual meeting of shareholders of Circuit City Stores, Inc., a Virginia corporation (the "Company").

WCM STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be WCM, HKW Trust, Mark J. Wattles, James A. Marcum, Elliott Wahle, Don R. Kornstein, Anthony Bergamo and Alexander M. Bond (collectively, the "Participants"). As of April 21, 2008, WCM beneficially owned 11,000,000 shares of common stock of the Company (the "Shares"), consisting of 1,000,000 Shares owned by HKW Trust. The 11,000,000 Shares beneficially owned by WCM constitutes approximately 6.5% of the Shares outstanding. Because Mr. Wattles owns all of the membership interests of WCM and serves as sole trustee of HKW Trust, he may be deemed to beneficially own the 11,000,000 Shares beneficially owned by WCM and HKW Trust. Mr. Bond directly owns 10,000 Shares. Mr. Bergamo directly owns 15,000 Shares. Mr. Kornstein directly owns 5,500 Shares. Mr. Marcum directly owns 6,200 Shares. Mr. Wahle directly owns 7,500 Shares. As members of a "group" for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of Messrs. Marcum, Wahle, Kornstein, Bergamo and Bond is deemed to beneficially own the 11,000,000 Shares owned by WCM, constituting approximately 6.5% of the Shares outstanding.

    Contact:
    Wattles Capital Management, LLC
    Mark J. Wattles:  (303) 801-4003
    Alex Bond:  (503) 348-0933